Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Aclaris Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	Rule 457(c) and Rule 457(r)	—	—	$200,000,000	0.00011020	$ 22,040	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—		—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$200,000,000	—	$22,040	—	—	—	—

	Total Fees Previously Paid						—	—	—	—	—	—

	Total Fee Offsets						—	—	—	—	—	—

	Net Fee Due						—	$22,040	—	—	—	—

(1)	Consists of shares to be issued pursuant to that Sales Agreement, or the Sales Agreement, dated February 23, 2023, between Aclaris Therapeutics, Inc. and SVB Securities LLC and Cantor Fitzgerald & Co.
(2)	The registration fee relates to the Registration Statement on Form S-3ASR (File No. 333-256337) filed by the Registrant on May 20, 2021.